Exhibit 5.1

FILE No. 044877.107865

April 20, 2022

VIA PDF

Orbital Energy Group, Inc.

1924 Aldine Western Road

Houston, TX 77038

Ladies and Gentlemen:

We have acted as counsel to Orbital Energy Group, Inc., a Colorado corporation (the “Company”), in connection with the preparation and filing of the Securities and Exchange Commission (the “Commission”) pursuant to: (i) Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated April 20, 2022 (the “ATM Prospectus Supplement”) to the Company’s Registration Statement on Form S-3 (File No. 333-252628) filed with the Commission under the Act (the “Registration Statement”), and the related prospectus, dated April 29, 2021, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the ATM Prospectus Supplement, the “ATM Prospectus”), relating to the proposed issuance and sale by the Company, from time to time through A.G.P./Alliance Global Partners and Craig-Hallum Capital Group, LLC (the “Agents”) as the sales agents, of shares of common stock, par value $0.001 per share, of the Company in an aggregate offering amount of up to $50,000,000 (the “ATM Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the ATM Prospectus, the Sales Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed with respect to the federal laws of the United States and the General Corporation Law of the State of Colorado. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the ATM Shares, when issued and sold against payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the capital “Legal Matters” in the ATM Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

JOHNSON, POPE, BOKOR, RUPPEL

& BURNS, LLC

/s/ Michael T. Cronin

Michael T. Cronin

MTC/ej/7850413v1